    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                      NAVISTAR INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
     DELAWARE                                                       36-3359573
 (STATE OR OTHER                                                     (I.R.S.
 JURISDICTION OF                                                     EMPLOYER
 INCORPORATION OR                                                 IDENTIFICATION
  ORGANIZATION)                                                        NO.)
                           455 NORTH CITYFRONT PLAZA
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)
                               ----------------
                              ROBERT A. BOARDMAN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           455 NORTH CITYFRONT PLAZA
                            CHICAGO, ILLINOIS 60611
                           TELEPHONE: (312) 836-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPY TO:
                             MICHAEL H. KERR, ESQ.
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                (312) 861-2000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
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
     TITLE OF EACH CLASS OF           PROPOSED MAXIMUM            AMOUNT OF
  SECURITIES TO BE REGISTERED    AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE
------------------------------------------------------------------------------
 Common Stock, par value $.10
 per share......................        $99,187,500                $29,261
------------------------------------------------------------------------------

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(1) Reflects the average of the high and low prices on the New York Stock
    Exchange Composite Tape on March 10, 1998 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 17, 1998

                                3,000,000 SHARES

                             NAVISTAR INTERNATIONAL
                                  CORPORATION

                                  COMMON STOCK
                                ($.10 PAR VALUE)

  This Prospectus relates to 3,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), of Navistar International Corporation, a Delaware corporation ("Navistar" or the "Company"),which may be offered from time to time by Navistar (the "Offering"). Net proceeds from the sale of shares by Navistar will be used to fund the purchase by Navistar of Class B Common Stock from the Navistar Supplemental Benefit Trust (the "Supplemental Trust") established under Navistar's Retiree Supplemental Benefit Program (such funding to be accomplished either contemporaneously with, or before or after consummation of the purchase of shares from the Supplemental Trust). Navistar may, from time to time, as determined by market conditions, offer shares in ordinary brokerage transactions on the New York Stock Exchange, Inc., by means of one or more block trades, secondary distributions, exchange distributions or special offerings, through a broker-dealer who purchases such shares as principal and resells them for its own account, or in other transactions to be determined at the time of sale. Such sales may be consummated using one or more broker-dealers. See "Plan of Distribution".

  The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "NAV". On March 13, 1998, the last reported sales price of the Common Stock on the NYSE was $34.0625 per share.

                                 ------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
                                    WITH AN
   INVESTMENT IN COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREIN.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                     Prospectus dated                , 1998

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Offering contemplated hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Offering, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company files periodic reports and other information pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. Reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange at One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CORPORATE TREASURER, NAVISTAR INTERNATIONAL CORPORATION, 455 NORTH CITYFRONT PLAZA, CHICAGO, ILLINOIS 60611, TELEPHONE: (312) 836-2000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-9618) are incorporated herein by reference:

    1. Current Report on Form 8-K, filed July 9, 1993.

    2. Annual Report on Form 10-K for the fiscal year ended October 31, 1997.

    3. Proxy Statement, dated February 2, 1998.

    4. Current Report on Form 8-K, filed March 6, 1998.

    5. Quarterly Report on Form 10-Q, for the quarterly period ended January 31, 1998.

  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination or completion of the Offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, or constitute a part of this Registration Statement.

  Unless the context otherwise requires, all references herein to "Navistar" or the "Company" refer to Navistar International Corporation and its subsidiaries, including its principal operating subsidiary, Navistar International Transportation Corp. ("Transportation"). The fiscal years of the Company end on October 31. Fiscal years are identified herein according to the calendar year in which they end. For example, the fiscal year ended October 31, 1997 is referred to as "fiscal 1997."

                                  THE COMPANY

  Navistar manufactures and markets medium and heavy duty trucks, including school buses, mid-range diesel engines and service parts primarily in the United States and Canada as well as in selected export markets. The Company offers a full line of diesel-powered products under the "International" brand name in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. In addition, Navistar builds a family of mid-range diesel engines for use in its medium trucks, school buses and selected heavy truck models and for sale to original equipment manufacturers ("OEMs") in the United States and Canada. The Company offers a full line of mid-range diesel engines and is the leading supplier of such engines in the 160-300 horsepower range. In fiscal 1997, the Company had consolidated sales and revenues of $6,371 million and net income of $150 million.

  Navistar markets its truck products and service parts through the largest retail organization in North America specializing in medium and heavy trucks, which at October 31, 1997, included 992 dealers and retail outlets. Service and customer support are also supplied at these locations. In the United States and Canada, Navistar operates seven regional parts distribution centers which allow 24-hour availability and same day shipment of parts most frequently requested by dealers and customers. To better serve the growing Mexican market, the Company established a Mexican distribution network in 1996 and began construction of a new truck assembly facility located near Monterrey, Mexico in 1997. Through Navistar Financial Corporation ("NFC"), the Company provides wholesale, retail and, to a lesser extent, lease financing in the United States for sales of new and used trucks sold by the Company and Navistar's dealers. NFC also finances wholesale accounts and selected retail accounts receivable of the Company.

  The Company's principal executive office is located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611, and its telephone number is (312) 836-2000.

                                 THE OFFERING

Common Stock offered by the Company................................  3,000,000
Common Stock and Class B Common Stock to be outstanding after the
 Offering:
  Common Stock..................................................... 52,113,774
  Class B Common Stock (1)......................................... 16,894,103
                                                                    ----------
    Total.......................................................... 69,007,877
                                                                    ==========

--------
(1) All outstanding shares of Class B Common Stock are held by the Supplemental Trust. The Class B Common Stock is identical to the Common Stock, except with respect to voting rights and transferability. See "Description of Capital Stock." In January 1998, the Company repurchased approximately 3.2 million shares of its Class B Common Stock from the Supplemental Trust. The number of outstanding shares of Class B Common Stock has been adjusted to give effect to the sale of 3,000,000 shares of Class B Common Stock by the Supplemental Trust to Navistar in connection with this Offering. Any shares of Class B Common Stock sold by the Supplemental Trust to Navistar will automatically convert into Common Stock. All of the remaining Class B Common Stock will automatically convert into Common Stock on July 1, 1998.

                                 RISK FACTORS

  Potential investors in the Common Stock offered hereby should carefully consider the following factors in addition to the other information contained in this Prospectus.

MARKET AND GENERAL ECONOMIC CONDITIONS

  Navistar's ability to be profitable depends in part on the varying conditions in the medium and heavy truck, mid-range diesel engine and service parts markets. The truck markets in which the Company competes are subject to considerable volatility. Such markets move in response to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand also depend on general economic conditions, interest rate levels and fuel costs.

COMPETITION

  The North American truck market, in which Navistar competes, is highly competitive. Navistar's major domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner, Mack and Volvo GM. In addition, well-capitalized manufacturers from Japan (Hino, Isuzu, Nissan, Mitsubishi) are attempting to increase their North American sales levels. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects Navistar's ability to increase or maintain vehicle prices. Many of Navistar's competitors have greater financial resources, which may place Navistar at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of Navistar's competitors may have lower overall labor costs.

FUTURE CAPITAL REQUIREMENTS

  Navistar has announced plans for approximately $350 million in capital spending over the next six years for its next generation vehicle program (such program, formerly referred to as the next generation truck program, is herein the "NGV Program"). Capital expenditures for fiscal 1998 are expected to be approximately $370 million, of which $25 million is to be spent for the NGV Program. Additional capital expenditures are planned for the completion of the truck assembly facility in Mexico, increased manufacturing capacity at the Indianapolis engine plant, commencement of truck operations in Brazil and improvements to existing facilities and products. Navistar's investment in the NGV Program will also include $300 million in development expense over the next six years, of which approximately $50 million is planned for 1998.

  The Company will be required to make substantial cash expenditures over the next several years to implement its NGV Program and to meet its other capital expenditure and development objectives. Historically, Navistar has relied on cash balances and cash provided by operations to meet its funding requirements. The amount of cash generated by Navistar's business varies with industry volumes in the medium and heavy truck markets. No assurance can be given that Navistar will have the cash balances necessary to implement its NGV Program and to meet its other capital requirements or that financing will be available or, if available, that it will be available on satisfactory terms. The future availability of financing will depend on many factors, including Navistar's earnings, credit ratings, the outlook for truck industry demand and the capital resources of financial institutions. If adequate funds are not available, the Company may be required to cut back or discontinue the NGV Program or other product development or capital improvement programs.

  From and after July 1, 1998, the Settlement Agreement in respect of Navistar's postretirement healthcare and life insurance benefits (the "Settlement Agreement") gives the Supplemental Trust established thereunder the exclusive right, subject to certain limited exceptions, to conduct public offerings of Common Stock for a period of 5 years (the "Window Period"), subject to earlier termination at such time as the Supplemental Trust has received net proceeds of $500 million from qualifying sales of Common Stock. During this period, Navistar will be prohibited from conducting public offerings of equity securities for working capital or other purposes unless the Supplemental Committee (as defined) under the Supplemental Trust otherwise consents. To date, the Supplemental Trust has received approximately $78 million in net proceeds from qualifying sales of Common Stock. Any net proceeds received by the Supplemental Trust from the repurchase by Navistar of up to 3,000,000 shares of Common Stock from the Supplemental Trust in connection with this Offering will be applied against the $500 million early termination amount. See "--Potential Influence of Supplemental Trust."

RELIANCE ON MAJOR CUSTOMER

  Ford accounted for approximately 14% of the Company's revenues during fiscal 1997 and fiscal 1996 and approximately 12% for fiscal 1995. Although the Company has contracts with Ford that continue through 2012, such contracts provide for supplying Ford's requirements for particular models, rather than for manufacturing a specific quantity of products. The loss of Ford as a customer or a significant decrease in demand for the models or a group of related models that utilize the Company's products could have a material adverse effect on the Company.

IMPACT OF GOVERNMENT REGULATION

  Truck and engine manufacturers continue to face increasing governmental regulation of their products, especially in the areas of environment and safety. As a diesel engine manufacturer, Navistar has incurred research and tooling costs to redesign its engine product lines to meet the United States Environmental Protection Agency ("U.S. EPA") and California Air Resources Board ("CARB") emission standards effective for the 1998 model year. In addition, Navistar expects to continue to incur research, design and tooling costs to: (i) achieve further reductions in ozone-causing exhaust emissions by 2004 in accordance with the voluntary agreement entered into by Navistar, along with other engine manufacturers, with the U.S. EPA and CARB and (ii) satisfy the 1998 Clean Fuel Fleet Vehicle requirements and California's emission standards in 2002 for engines used in medium-size vehicles. Navistar expects that its diesel engines will be able to meet all of these standards within the required time frames.

  For model year 1998, the U.S. EPA has issued conditional certification of conformance for all electronically-controlled diesel engines while it investigates whether these engines fully comply with regulations concerning nitrogen oxide emissions. In particular, the U.S. EPA is focusing on whether certain electronics strategies used to maintain fuel economy have an adverse impact on nitrogen oxide emissions. Navistar believes the diesel engines manufactured by it are in compliance with all applicable U.S. EPA standards and is cooperating with the U.S. EPA's investigation. It is possible that the U.S. EPA investigation could result in some buyers deferring their purchases of trucks pending the outcome of the investigation, and that future U.S. EPA action could impact the fuel economy of trucks.

  Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations, and to the National Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety Standards promulgated by the National Highway Traffic Safety Administration. Navistar believes it is in compliance with such standards.

  Complying with such laws and regulations has added and will continue to add to the cost of Navistar's products, and increases the capital-intensive nature of Navistar's business. If the present level of price competition continues, it may become increasingly difficult for manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result.

PENSION AND POSTRETIREMENT HEALTH CARE OBLIGATIONS

  Navistar has significant underfunded pension obligations. At October 31, 1997, the unfunded portion of accumulated benefit obligation of Navistar's pension plans was approximately $445 million, compared to $607 million at October 31, 1996. In November 1997, Navistar contributed $100 million to the hourly pension plan. Navistar's long-term objective is to fund its entire accumulated pension benefit obligation over the next 5 to 8 years with funds that are principally generated by operations.

  In the event Navistar's pension plans were terminated for any reason and plan assets were insufficient to meet guaranteed liabilities, the Pension Benefit Guaranty Corporation ("PBGC") may have a right to take over these plans as their administrator and trustee. In this event, the actual present value of guaranteed pension liabilities may be determined in a manner different from that used by Navistar to determine its unfunded vested pension liability. Subject to certain limitations, the PBGC would have a claim against Navistar to the extent that plan assets were not sufficient to meet the actuarial present value of guaranteed liabilities.

  In addition to providing pension benefits, Navistar provides health care and life insurance for a majority of its retired employees and their spouses and certain dependents and will provide retiree health care and life insurance benefits for most of its existing employees hired before July 1, 1993. In 1993, a trust (the "Base Trust") was established under the Navistar Retiree Health Benefit and Life Insurance Program (the "Base Program") to partially fund this post-retirement health care liability. In November 1997, Navistar contributed $200 million to the Base Trust satisfying the balance of its $500 million prefunding obligation, although Navistar will remain obligated to make future contributions to the Base Trust on a pay-as-you-go basis. These benefits are provided as part of the Settlement Agreement.

POTENTIAL INFLUENCE OF SUPPLEMENTAL TRUST

  In July 1993, Navistar restructured its postretirement health care and life insurance benefits pursuant to the Settlement Agreement that resolved litigation between Navistar and a class of its employees, retirees and collective bargaining organizations, including the United Automobile, Aerospace & Agricultural Implement Workers of America (the "UAW"), as lead class plaintiff. The Settlement Agreement provides, among other things, that Navistar establish a Supplemental Trust for the purpose of funding certain retiree and health benefits under a Supplemental Benefit Program. The Supplemental Trust currently holds approximately 19.9 million shares of Navistar's non-voting Class B Common Stock. On July 1, 1998, the non-voting Class B Common Stock held by the Supplemental Trust will convert into voting Common Stock, which is the same class of stock held by Navistar's other shareowners. Based upon the 49.1 million shares of Common Stock currently outstanding, the Supplemental Trust would hold approximately 29% of Navistar's voting stock upon conversion (such percentage would be reduced to 24.5% if 3,000,000 shares are repurchased by the Company from the Supplemental Trust with the proceeds of this Offering). As a result of such stock ownership, it is likely that the Supplemental Trust will be able to have a significant influence over those matters submitted to a vote of Navistar's shareowners, including the election of directors and approval of certain significant corporate transactions, following such conversion. A committee of five members acts as administrator of the Supplemental Benefit Program (the "Supplemental Committee") and as such has the power to direct the voting of the Common Stock held by the Supplemental Trust. Two of the members of the Supplemental Committee are designees of the UAW, one is a retired management employee and two are independent from either Navistar or the UAW. In addition, the Settlement Agreement provides for the addition of three seats to Navistar's Board of Directors, one of which is elected by the UAW and two of which are elected by the Supplemental Committee on behalf of the Supplemental Trust. Navistar's Board of Directors is currently comprised of 14 persons.

RISK OF LOSS OF TAX BENEFITS AND RESTRICTIONS ON STOCK TRANSFER

  If, as a result of any transaction involving Navistar's equity securities, an "ownership change" occurs for federal income tax purposes, the Company's ability to use its substantial net operating losses (the "NOLs") to offset taxable income, and thereby reduce Navistar's tax liability, would be severely limited, requiring an adjustment to Navistar's deferred tax asset reflected in its Statement of Financial Condition. The Settlement Agreement requires that Navistar not sell or acquire Common Stock or other securities or take other actions if to do so would put Navistar at risk of an "ownership change" or would limit the ability of the Supplemental Trust to sell on or after July 1, 1998 Common Stock up to an amount equal to $500 million less proceeds from prior sales of Common Stock (which amount is currently approximately $372 million, subject to being further reduced by any proceeds received by the Supplemental Trust in connection with this Offering) without putting Navistar's NOLs at risk.

  As part of the Settlement Agreement, a provision (the "Prohibited Transfer Provision") was added to Navistar's Certificate of Incorporation to protect against certain transfers of equity securities which could cause an "ownership change." Although the Prohibited Transfer Provision is intended to prevent transfers which could cause an "ownership change," Navistar may not be able to prevent every transaction that could cause an "ownership change." By its terms, the Prohibited Transfer Provision will expire on June 30, 2001.

  Under the Prohibited Transfer Provision, if a shareowner transfers or agrees to transfer stock, the transfer will be prohibited to the extent that it (i) would cause the transferee to hold a "Prohibited Ownership Percentage" (as defined in Navistar's Certificate of Incorporation) or (ii) would result in the transferee's ownership increasing if the transferee already holds (or has held within the three prior years) a Prohibited Ownership Percentage. A "Prohibited Ownership Percentage" is defined under Navistar's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 4.5% or more (based on value) of Navistar's stock. The Prohibited Transfer Provision does not prevent transfers of stock between persons who do not hold a Prohibited Ownership Percentage. See "Description of Capital Stock--Prohibited Transfer Provision."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND STATUTORY PROVISIONS

  As a result of the Settlement Agreement, the Company's Certificate of Incorporation provides that the affirmative vote of 85% of the Common Stock and Class B Common Stock present at a meeting and voting together as a single class is required to approve certain mergers and consolidations or a sale of all or substantially all of the Company's assets (a "Supermajority Transaction"). The Supplemental Committee, subject to its fiduciary responsibilities to enrolled participants, will be able to block Supermajority Transactions for so long as the Supplemental Trust holds 15% of the aggregate outstanding Common Stock and Class B Common Stock represented at any meeting of shareowners. The Company's Certificate of Incorporation and By-laws also contain provisions which (i) permit the Company to issue so-called "flexible" preferred stock, (ii) provide for a classified Board of Directors, (iii) limit the filling of Board vacancies to the remaining directors and (iv) prohibit shareowners from taking action by written consent or calling special meetings. The Company also is subject to Section 203 of the Delaware General Corporation Law, which restricts the Company from engaging in certain business combinations with "interested stockholders."

  Although not intended, the foregoing provisions, as well as the Prohibited Transfer Provision, may adversely affect the marketability of the Common Stock by discouraging potential investors from acquiring stock of the Company. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, or impede an attempt to acquire a significant or controlling interest in the Company, even if such events might be beneficial to the Company and its shareowners.

FUTURE SALES OF COMMON STOCK

  No prediction can be made as to the effect, if any, that the substantial holdings of Common Stock to be acquired by the Supplemental Trust upon conversion of the Class B Common Stock, the future public offerings of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. The Supplemental Trust was established for the purpose of funding certain retiree and health benefits under a Supplemental Benefit Program and as a fiduciary is required under ERISA to diversify its investments in a prudent manner. Sales of substantial amounts of Common Stock, or the perception that such sales may occur, could adversely affect prevailing market prices. On July 1, 1998, the approximately 19.9 million shares of the Company's Class B Common Stock (less any shares repurchased by the Company from the Supplemental Trust with the proceeds of this Offering) held by the Supplemental Trust will convert into Common Stock. At that time, the Supplemental Trust will be entitled to have its shareholdings registered for sale under the Securities Act and may sell its holdings in registered offerings from time to time thereafter. Although the Supplemental Trust is generally restricted to underwritten offerings in connection with such registrations and has agreed to limitations on the spacing of such offerings, any such registrations and/or sales of any or all of such shares could have a material adverse effect on the market price of the Common Stock.

                                USE OF PROCEEDS

  The net proceeds from the sale of shares offered hereby by the Company will be used to fund the purchase by the Company of up to 3,000,000 shares of the Company's Class B Common Stock from the Supplemental Trust (such funding to be accomplished either contemporaneously with, or before or after the consummation of the purchase of shares from the Supplemental Trust). Any amount by which the purchase price for shares of Class B Common Stock purchased by the Company from the Supplemental Trust exceeds the net proceeds of the Offering received by the Company will be made up from the general funds of the Company; and any amount by which the net proceeds of the Offering received by the Company exceeds the purchase price for shares of Class B Common Stock purchased from the Supplemental Trust will be added to the working capital of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 176 million shares, of which 110 million shares are designated as Common Stock, with a par value of $.10 per share, 26 million shares are designated as Class B Common, with a par value of $.10 per share (the "Class B Common Stock"), 30 million shares are designated as Preferred Stock, with a par value of $1.00 per share, and 10 million shares are designated as Preference Stock, with a par value of $1.00 per share. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  The authorized Common Stock consists of 110 million shares, of which 49,235,671 shares were outstanding at December 31, 1997 and were held by approximately 57,409 holders of record as of such date.

  Dividend Rights and Restrictions. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of Preferred Stock and Preference Stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including purchases) may be made with respect to the Common Stock unless full cumulative dividends on the shares of Preferred Stock and Preference Stock have been paid. Under the General Corporation Law of the State of Delaware (the "DGCL"), dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, and no dividend may be paid on Common Stock at any time during which the capital of outstanding Preferred Stock or Preference Stock exceeds the net assets of the Company.

  Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The Supplemental Trust, as holder of the Series A Preference Stock, and the UAW, as holder of the Series B Preference Stock, are entitled to elect two and one members to the Company's Board of Directors, respectively. See "--Preferred Stock and Preference Stock."

  Liquidation Rights. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to receive, pro rata with the holders of Class B Common Stock, after satisfaction in full of the prior rights of creditors (including holders of the Company's indebtedness) and holders of Preferred Stock and Preference Stock, all the remaining assets of the Company available for distribution.

  Miscellaneous. The Common Stock is subject to certain transfer restrictions imposed by the Prohibited Transfer Provision. See "Risk Factors--Risk of Loss of Tax Benefits and Restrictions on Stock Transfer" and "Description of Capital Stock--Prohibited Transfer Provision." The holders of Common Stock are not entitled to preemptive, redemption or subscription rights. Harris Trust and Savings Bank is the Transfer Agent and the Registrar for the Common Stock.

CLASS B COMMON STOCK

  As of December 31, 1997, 23,090,905 shares of the Company's Class B Common Stock were outstanding and held by the Supplemental Trust. In January 1998, the Company repurchased approximately 3.2 million shares of its Class B Common Stock from the Supplemental Trust. The Class B Common Stock is identical to the Common Stock, except with respect to voting rights and transferability. The Class B Common Stock is not entitled to vote on any matters submitted to shareowners, except with respect to certain mergers, consolidations and asset sales requiring a supermajority vote and with respect to changes in the Company's Certificate of Incorporation which could adversely affect the Class B Common Stock. The Certificate of Incorporation limits the circumstances under which the Supplemental Trust can transfer the Class B Common Stock, but provides that any Class B Common Stock transferred in conformity with such limitations will convert automatically into Common Stock. On the "Event Date," which in the absence of an event of default will be July 1, 1998, all remaining Class B Common Stock will convert automatically into Common Stock. After the Event Date, the Supplemental Trust will not be subject to any restrictions on the voting or transfer of its Common Stock, except as imposed by law and, in the case of public offerings, by the registration rights agreement.

REGISTRATION RIGHTS

  After the Event Date, the Supplemental Trust will have certain rights under a registration rights agreement to register under the Securities Act the offer and sale of the Common Stock it will receive upon conversion of its Class B Common Stock. Except for the Company's right to register offers and sales of debt securities and equity securities issued in connection with acquisitions and in certain other limited circumstances, the Supplemental Trust will have the exclusive right to register offers and sales of Common Stock during the Window Period. See "Risk Factors--Future Capital Requirements." After the Window Period, both the Company and the Supplemental Trust will have the right to register the offer and sale of shares of Common Stock, and until such time as the Supplemental Trust's ownership of Common Stock is reduced below 5% (or the Company earlier delivers an opinion of counsel to the effect that the Supplemental Trust is not an "affiliate" of the Company, as such term is used under the Securities Act), each will have the right to participate in any offering initiated by the other up to one-half of the total number of shares offered (or more if there is available capacity and the initiator of the offering chooses to avail itself of less than one-half of such capacity). The Company will pay the Supplemental Trust's expenses in up to five such registrations.

PREFERRED STOCK AND PREFERENCE STOCK

  The Company is authorized to issue Preferred Stock and Preference Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock and Preference Stock. The issuance of Preferred Stock and Preference Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no present plans to issue any additional series of Preferred Stock or Preference Stock.

  Three series of Preference Stock are currently outstanding. Three million shares of Convertible Junior Preference Stock, Series D (the "Series D Preference Stock") are authorized, of which 174,568 shares were outstanding as of December 31, 1997. One share of Nonconvertible Junior Preference Stock, Series A (the "Series A Preference Stock") is authorized and held by the Supplemental Trust, and one share of Nonconvertible Junior Preference Stock, Series B (the "Series B Preference Stock") is authorized and held by the UAW.

  Series D Preference Stock. Holders of shares of Series D Preference Stock are entitled to receive accrued dividends, if any, if and when declared by the Board of Directors, in the amount of 120 percent of the dividend

(on a Common Stock equivalent basis) declared on Common Stock, other than a dividend payable solely in shares of Common Stock. Holders of Series D Preference Stock have the right at their option to convert shares of the Series D Preference Stock into shares of Common Stock at any time at a conversion rate of 0.3125 of a share of Common Stock for each share of Series D Preference Stock, subject to adjustment in certain events. The Series D Preference Stock is redeemable at any time, in whole or in part, at the option of the Company upon at least 30 days' advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of Series D Preference Stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of Series D Preference Stock. Before any distribution to holders of Common Stock or of any other stock of the Company ranking junior upon liquidation to the Series D Preference Stock upon any liquidation, dissolution or winding up of the Company, holders of the Series D Preference Stock are entitled to receive $25 per share plus accrued dividends.

  Series A Preference Stock. As the holder of the Series A Preference Stock, the Supplemental Trust is entitled to elect two members of the Company's Board of Directors at any time when the Supplemental Trust holds at least 20% of the outstanding Common Stock (including the Class B Common Stock) and one member of the Company's Board of Directors at any time when the Supplemental Trust holds at least 10% of the outstanding Common Stock (including the Class B Common Stock). The Series A Preference Stock contains certain transitional provisions concerning the timing of directors going on and off the Board when the holdings of the Supplemental Trust are within a 1% range of the 20% and 10% thresholds described above. The Series A Preference Stock is not transferable by the Supplemental Trust, does not have any voting rights other than as described above or as required by the law, does not have the right to receive dividends or distributions and is redeemable for a nominal price upon the earlier of (i) the passage of 12 consecutive calendar months in which the Supplemental Trust holds less than 5% of the outstanding Common Stock (including the Class B Common Stock) and (ii) the date on which the Company is entitled to cease its profit sharing contributions to the Supplemental Trust.

  Series B Preference Stock. As the holder of the Series B Preference Stock, the UAW is entitled to elect one member of the Company's Board of Directors (the "UAW Director") until such time as the Company has fully funded its liability under the Base Program (subject to such right revesting if such funding falls below 85% of the fully funded amount). The Series B Preference Stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by the law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

PROHIBITED TRANSFER PROVISION

  The Prohibited Transfer Provision contained in Article Eleventh of Navistar's Certificate of Incorporation applies to transfers of Common Stock and Class B Common Stock (collectively, "Stock"). Under the Prohibited Transfer Provision, if a shareowner transfers or agrees to transfer Stock, the transfer will be prohibited and void to the extent that it would cause the transferee to hold a "Prohibited Ownership Percentage" (as defined in the Certificate of Incorporation) or if the transfer would result in the transferee's ownership increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or if the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage under applicable federal income tax rules.

  A "Prohibited Ownership Percentage" is defined under the Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 4.5% or more (based on value) of the Stock or any other percentage that would cause a transferee to be considered to be a 5-percent shareholder under applicable federal income tax rules. This transfer restriction is intended to prevent any person or group of persons from becoming a "5-percent shareholder" of Navistar and to prevent an increase in the percentage stock ownership of any existing person or group of persons that constitutes a 5-percent shareholder. The use of a 4.5% limitation rather than a 5% limitation is intended to provide a margin of safety for market value fluctuations in avoiding an "ownership change."

  The Prohibited Transfer Provision will expire on June 30, 2001, subject to such expiration date being extended or accelerated in the event of a change in law upon a determination by the Board of Directors that such action is reasonably necessary to preserve the tax benefits, in the case of an extension, or that the restrictions are no longer reasonably necessary for the preservation of the tax benefits, in the case of an acceleration. The Prohibited Transfer Provision does not prevent transfers of Stock between persons who do not hold a Prohibited Ownership Percentage, and contains certain exceptions.

  The acquisition of Stock from an individual or entity that owns directly 5% of the Stock would be deemed to result in the identification of a separate, segregated "public group" which is a new 5-percent shareholder. Consequently, the Prohibited Transfer Provision will prohibit certain transfers of equity interests by, and other actions involving, persons having a Prohibited Ownership Percentage, unless the transfer or other action is approved by Navistar's Board of Directors in advance or permitted by a Navistar Board resolution. Although the Prohibited Transfer Provision is intended to prevent transfers which could cause an "ownership change," the Company may not be able to prevent every transaction that could cause an "ownership change." See "Risk Factors--Risk of Loss of Tax Benefits and Restrictions on Stock Transfer."

  The Prohibited Transfer Provision does not apply to any transfer that has been approved in advance by Navistar's Board of Directors, which is made in compliance with certain exceptions set forth in the Prohibited Transfer Provision or exceptions established from time to time by resolution of Navistar's Board of Directors. The Board may permit an otherwise prohibited transfer if it reasonably and in good faith determines that a waiver would be in the best interests of the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell shares of Common Stock registered hereunder from time to time in one or more transactions on or after the date hereof. The aggregate proceeds to the Company from sales of the Common Stock offered hereby will be the purchase price of such Common Stock, less any commissions, discounts or other compensation of the Broker-Dealer (as defined).

  Sales of Common Stock by the Company may be made from time to time, as market conditions permit, by any of the following means, or any combination thereof, using such broker-dealer or broker-dealers as may enter into arrangements with the Company from time to time (herein referred to as the "Broker-Dealer"): (i) ordinary brokerage transactions on the New York Stock Exchange and transactions in which the Broker-Dealer solicits purchasers; (ii) block trades in accordance with the rules of the New York Stock Exchange in which the Broker-Dealer may attempt to sell the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transactions; (iii) "off-board" secondary distributions, exchange distributions or special offerings in accordance with the rules of the New York Stock Exchange in which the Broker-Dealer may act as principal or agent;
(iv) sales to the Broker-Dealer in which such Broker-Dealer purchases the shares as principal and resells such shares for its own account pursuant to a Prospectus Supplement; (v) sales "at the market" or to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers. The shares of Common Stock are expected to be sold at prices prevailing at the time of sale, and it is anticipated that the offering prices will not exceed the last reported sale price for the Common Stock of the Company on the New York Stock Exchange immediately prior to the determination thereof. The Broker-Dealer will receive such brokerage commissions or other compensation as may be negotiated with the Company immediately prior to the sale. Such commissions or other compensation are not expected to exceed those customary in the types of transactions involved. The Broker-Dealer may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

  In connection with the sale of Common Stock offered hereby, the Broker-Dealer may be deemed to be an underwriter within the meaning of the Securities Act, in which event the brokerage commissions or discounts received by it may be deemed to be underwriting compensation. To the extent required by the Securities Act, additional information relating to the specific shares offered, the price at which such shares are offered and the particular selling arrangements, if any, made with any Broker-Dealer in connection therewith (including any applicable commissions or discounts) will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Company under arrangements which it may enter into with the Broker-Dealer may agree to indemnify the Broker-Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Broker-Dealer may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Common Stock will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of Navistar International Corporation from the Company's Annual Report on Form 10-K for the year ended October 31, 1997 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
The Company................................................................   3
The Offering...............................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................   8
Description of Capital Stock...............................................   8
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,000,000 SHARES

                                   NAVISTAR
                                 INTERNATIONAL
                                  CORPORATION

                                 COMMON STOCK
                               ($.10 PAR VALUE)


                               ----------------

                                  PROSPECTUS

                               ----------------


                                    , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

      Securities and Exchange Commission registration fee............... $29,261
      Legal fees and expenses...........................................  15,000
      Accounting fees and expenses......................................  15,000
      Miscellaneous.....................................................  16,000
                                                                         -------
        Total........................................................... $75,261
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

  Under Article Ninth of the Registrant's Restated Certificate of Incorporation and Article XII of its By-Laws, as amended, the Registrant shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant (including any predecessor corporation of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, the Registrant's Restated Certificate of Incorporation, the Registrant's By- Laws, agreement, vote of stockholders or disinterested directors or otherwise.

  In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law,
(iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit. Article Eighth of the Registrant's Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the General Corporation Law of the State of Delaware.

  The Registrant maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

ITEM 16. EXHIBITS.

  The following exhibits are filed pursuant to Item 601 of Regulation S-K:

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
      4.1      Specimen certificate for shares of Common Stock, incorpo-
               rated by reference to Registration No. 33-50327.
      4.2      Restated Certificate of Incorporation of the Company, in-
               corporated by reference to Exhibit 3.2 of the Company's
               Annual Report on Form 10-K, dated October 31, 1993, which
               was filed on January 27, 1994, Commission File No. 1-9618.
      4.3      By-Laws of the Company, incorporated by reference to Ex-
               hibit 3.2 of the Company's Annual Report on Form 10-K,
               dated October 31, 1995, which was filed with the Commis-
               sion on January 26, 1996, Commission File No. 1-9618.
      5.1      Opinion of Kirkland & Ellis regarding legality of securi-
               ties being registered.
     23.1      Consent of Deloitte & Touche LLP.
     23.2      Consent of Kirkland & Ellis--included in Exhibit 5.1.
     24.1      Form of Powers of Attorney.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, ILLINOIS, AS OF MARCH 17, 1998.

                                          Navistar International Corporation

                                                 /s/ Robert C. Lannert
                                          By: _________________________________
                                                     Robert C. Lannert
                                               Executive Vice President and
                                                  Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Chairman, President and         March 17, 1998
____________________________________  Chief Executive Officer and
           John R. Horne              Director (Principal
                                      Executive Officer)

     /s/ Robert C. Lannert           Executive Vice President and    March 17, 1998
____________________________________  Chief Financial Officer and
         Robert C. Lannert            Director (Principal
                                      Financial Officer)

                 *                   Vice President and              March 17, 1998
____________________________________  Controller (Principal
          J. Steven Keate             Accounting Officer)

                 *                   Director                        March 17, 1998
____________________________________
         William F. Andrews

                 *                   Director                        March 17, 1998
____________________________________
         Andrew F. Brimmer

                 *                   Director                        March 17, 1998
____________________________________
          John D. Correnti

                 *                   Director                        March 17, 1998
____________________________________
          William C. Craig

                 *                   Director                        March 17, 1998
____________________________________
          Jerry E. Dempsey

                                     Director                        March   , 1998
____________________________________
          John F. Fiedler


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                                     Director                        March   , 1998
____________________________________
             Mary Garst

                 *                   Director                        March 17, 1998
____________________________________
        John T. Grigsby, Jr.

                                     Director                        March   , 1998
____________________________________
         Michael N. Hammes

                                     Director                        March   , 1998
____________________________________
           Allen J. Krowe

                                     Director                        March   , 1998
____________________________________
        Walter J. Laskowski

                 *                   Director                        March 17, 1998
____________________________________
         William F. Patient


* The undersigned, by signing his name hereto, does hereby execute the Registration Statement on behalf of the above-named officers and/or directors of the Registrant pursuant to Powers of Attorney being concurrently filed with the Commission.

       /s/ Robert C. Lannert
_____________________________________
    Robert C. Lannert, Attorney-in-
                 Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
  4.1      Specimen certificate for shares of Common Stock, incorporated by reference to Registration No.
           33-50327.
  4.2      Restated Certificate of Incorporation of the Company, incorpo-
           rated by reference to Exhibit 3.2 of the Company's Annual Re-
           port on Form 10-K, dated October 31, 1993, which was filed on
           January 27, 1994, Commission File No. 1-9618.
  4.3      By-Laws of the Company, incorporated by reference to Exhibit
           3.2 of the Company's Annual Report on Form 10-K, dated October
           31, 1995, which was filed with the Commission on January 26,
           1996, Commission File No. 1-9618.
  5.1      Opinion of Kirkland & Ellis regarding legality of securities being registered.
 23.1      Consent of Deloitte & Touche LLP.
 23.2      Consent of Kirkland & Ellis--included in Exhibit 5.1.
 24.1      Form of Powers of Attorney.